EXHIBIT 10.49

SEPARATION AGREEMENT

         This is a SEPARATION AGREEMENT (the “Agreement”) between RICHARD T. ISEL (“Isel”), a Florida resident, and SRI/SURGICAL EXPRESS, INC. (the “Company”), a Florida corporation.

Background

         Isel is retiring from his positions as Chairman, Chief Executive Officer, and a director of the Company. This Agreement provides for the Company to provide specified severance benefits to Isel as part of his retirement from the Company.

Operative Terms

         Isel and the Company agree as follows:

         1.       Separation Compensation. Isel retires as an officer and director of the Company, effective August 15, 2002. The Company shall, within five days after the effective date of this Agreement, pay to Isel one (1) year of severance compensation at Isel’s base salary level in effect on the date of this Agreement. These payments will be subject to applicable tax withholding and other deductions and will be in lieu of, and not in addition to, any payments described in the Retention Agreement dated July 23, 1996, between Isel and the Company.

         2.       Additional Separation Benefits. Through the first anniversary of this Agreement, the Company will fund Isel’s continued participation in the Company’s group medical and dental programs pursuant the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The Company will also pay premiums due before the first anniversary of this Agreement with respect to the life insurance policy in Isel’s name in the face amount of $1,000,000 issued by Federal Kemper Life Assurance Company, and will also assign to Isel its ownership of the policy. As of the date of this Agreement, Isel will no longer be eligible to participate in any other benefit programs offered to employees by the Company, including vacation, 401(k) plan, short-term and long-term disability, travel and accident, and independent life insurance programs.

         3.       Benefits of the Agreement. Isel acknowledges that he would not be entitled to the separation benefits described in Sections 1 and 2 of this Agreement in the absence of this Agreement. All of these separation benefits are conditioned on Isel’s performance of all of his obligations under this Agreement.

         4.       Releases.

(a) Isel’s Full General Release of Claims Against the Company.Isel, for himself and for his heirs, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates and all other persons acting for or on behalf of them, from all claims, complaints, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, including all claims in connection with Isel’s employment with the Company, including without limitation, any claim for continued or future employment or for payment of wages or salary, or any other payment, pursuant to any agreement, whether written or unwritten, or arising out of any employment relationship with the Company. Without limitation, Isel releases and waives all claims under Title VII of the Civil Rights Act of 1964, as amended; (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et. seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); Chapter 760 of the Florida Civil Rights Act of 1992, as amended; the Florida General Labor Regulations, as amended; and any similar local ordinance; workers’ compensation statutes; and any other applicable federal, state or local statute, rule, regulation or ordinance relating to discriminatory hiring or employment practices or civil rights laws based on protected class status; common law claims, including claims of intentional or negligent infliction of emotional distress, negligent hiring, breach of a covenant of good faith and fair dealing, promissory estoppel, negligence or wrongful termination of employment; and all other claims of any kind, including but not limited to any claims for attorneys’ fees. Notwithstanding the foregoing, Isel retains and does not release the Company from his rights under the Indemnification Agreement dated as of May 26, 1996, any indemnification rights to which he is entitled under the Company’s bylaws, and all other indemnification rights to which he is entitled under applicable law.

(b) The Company’s Release of Isel. The Company, for itself and for its successors and assigns, irrevocably and unconditionally releases and forever discharges Isel from all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts, and expenses of any kind, but this release does not extend to the following: (1) any of Isel’s actions or omissions of which the Company does not have knowledge as of the date of this Agreement, (2) Isel’s covenants in this Agreement and in Isel’s other written agreements with the Company, and (3) any rights of the Company with respect to matters that are the subject of pending litigation or other legal proceedings against the Company. The Company acknowledges that it is not aware of any claims that it has against Isel arising from the pending litigation, other legal proceedings, or otherwise.

         5.       Confidentiality and Other Obligations. Isel shall not disclose to any person (other than immediate family members and if necessary, medical or legal advisors) any information regarding the existence or content of this Agreement, except as required by court order or governmental authority, and only after giving the Company at least ten days prior written notice of the proposed disclosure. Isel shall refer to the Company’s Chief Financial Officer any inquiries regarding the circumstances of his employment separation. Isel acknowledges that the records, information, files, lists, operations data, and other materials of the Company belong exclusively to the Company, and are confidential, and that information regarding the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is confidential. Isel shall not use or disclose any such confidential information for the benefit of himself or another person, and shall treat all such information as confidential unless he has specific prior written authorization from the Company to use or disclose. Isel reconfirms his obligations and covenants set forth in Sections 4, 5, and 6 of his Employment Agreement dated July 23, 1996, with the Company, which is attached as Exhibit A, and confirms that his employee non-solicitation obligation in that agreement extends to any company engaged in a medical device manufacture or supply business. The Company will consider any request of Isel for permission to contact one its employees regarding a job opportunity.

         6.       Return of All Company Property. Isel acknowledges and confirms that he has returned to the Company all property of the Company in his possession or under his control, except that Isel may retain his cell telephone and laptop computer. Isel shall furnish the Company an opportunity to remove from the computer all Company-related information.

         7.       Cooperation. As reasonably requested by the Company, Isel shall cooperate and consult with the Company in connection with its pending litigation and other legal proceedings, as well as any transition of projects. The Company will instruct its officers and directors not to discuss with Isel confidential information regarding the Company. Isel shall not receive any more compensation for this cooperation and consulting, but the Company shall pay reasonable out-of-pocket expenses that it approves in advance. Isel shall not make disparaging statements, written or oral, in any forum or media, regarding the Company, its directors, officers, employees, policies, products, processes, operations, or facilities, and shall not comment publicly regarding the Company’s pending legal matters. Neither the Company nor any of its directors or officers shall make any disparaging statements regarding Isel. If Company representatives are contacted seeking information regarding him, the Company shall provide the following information:

Richard T. Isel, one of the founders of SRI/Surgical Express, Inc., served as Chairman, Chief Executive Officer, and a director of the company since its inception in 1994. Mr. Isel has retired from his positions with the company effective as of August 15, 2002. The company appreciates Mr. Isel’s highly valuable contributions to the company, and wishes him a most enjoyable retirement.

The Company shall take reasonable measures to assure that inquiries concerning Isel are referred to the Company’s Chief Financial Officer and that his statements concerning Isel (oral or written) are limited to this language, except as otherwise required by law. Isel will refer to the Company (and not personally make any comment in response to) any press inquiries regarding the circumstances of his retirement.

         8.       Isel’s Review of this Agreement; Revocation; Legal Counsel. Isel acknowledges that he has read each section of this Agreement and understands his rights and obligations. Isel acknowledges that he has been offered 21 days to consider signing this Agreement. Isel further acknowledges that he will have seven days following the signing of this

Agreement to revoke it, and that the Agreement will not become effective until the expiration of this seven day revocation period. Isel has had an opportunity to consult with his attorney before signing this Agreement and confirms that his signature on this Agreement is knowing and voluntary. Each party to this Agreement acknowledges that Hill, Ward and Henderson, P.A. acted as counsel to the Company in this transaction.

         9.       Costs and Expenses with Respect to this Agreement.Isel and the Company shall bear their own costs and expenses expended in connection with this Agreement.

         10.      Complete Agreement.This Agreement records the final, complete and exclusive understanding among the parties with respect to the transactions described in it and supersedes any prior or contemporaneous agreement, understanding or representation, oral or written, by any of them.

         11.      Execution and Effective Date. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document and all executed counterparts, together, will constitute the same Agreement. This Agreement will become effective seven days after both parties have signed it.

         12.      Amendment and Assignment. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement. This Agreement is not assignable by either party without the prior written consent of the other party, and any attempted assignment by either party without the prior written consent of the other party will be invalid and unenforceable.

         13.      Legal Proceedings; Governing Law.Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, is an improper or inconvenient venue.

         In any mediation or litigation (including appellate proceedings) arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs and expenses (including legal fees, costs, and expenses) that are incurred by the prevailing party as a result of the mediation or litigation. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions, govern the validity, construction, enforcement, and interpretation of this Agreement.

         14.      Notices. Unless this Agreement expressly permits it to be given orally, every demand, notice, consent, or approval required or permitted to be given by a party under this Agreement will be valid only if it is (a) in writing (whether or not the applicable provision of this Agreement states that it must be in writing), (b) delivered personally or by telecopy, commercial courier, or first class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and (c)

addressed by the sender to the intended recipient as follows:

(a)	If to the Company:

SRI/Surgical Express, Inc. 12425 Racetrack Road Tampa, Florida 33626 Attention: Charles L. Pope

with a copy to:

Hill, Ward & Henderson, P.A. 101 East Kennedy Boulevard Suite 3700 Tampa, Florida 33602 Attention: David S. Felman

(b)	If to Richard T. Isel: 3035 Turtlebrooke Clearwater, Florida 33726

or to such other address as the intended recipient may designate by notice given to every other party to this Agreement in the manner provided in this Section. A validly given demand, notice, consent, or approval will be effective on the earlier of its receipt by personal delivery or by telecopy or commercial courier. Each party to this Agreement shall promptly notify every other party of any change in its mailing address.

EXECUTED: As of August 15, 2002.

SRI/SURGICAL EXPRESS, INC., a Florida corporation
By:	/s/ CHARLES L. POPE

Charles L. Pope Senior Vice President

/s/ RICHARD T. ISEL

RICHARD T. ISEL, individually

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